EXHIBIT 99.5

Jonathan R. Zeko, Esq.  (SBN 141440)
Miles D. Grant, Esq.    (SBN  89766)
GRANT & ZEKO, APC
1331 India Street
San Diego, CA 92101
Tel: 619-233-7078; Fax: 619-233-7036


Attorneys for SPORTS ARENAS, INC.


        SUPERIOR COURT OF CALIFORNIA
        COUNTY OF SAN DIEGO


SPORTS ARENAS, INC., a Delaware             CASE NO. _______
corporation

                      Plaintiff,            STATEMENT CONFESSING JUDGMENT

                v.

ANDREW BRADLEY, INC., a Nevada              [Code Civ. Proc. '1132]
corporation

                    Defendant.

_____________________________________________________________________

I, Harold S. Elkan declare:

1.   I am  president of  defendant  ANDREW  BRADLEY,  INC.,  Nevada  corporation
     (Defendant).   Defendant  has   authorized  me  to  submit  this  Statement
     Confessing Judgment on its behalf.

2. On or about December 21, 1990, Defendant executed and delivered to plaintiff SPORTS ARENAS, INC., a Delaware corporation (Plaintiff) that certain PROMISSORY NOTE dated December 21, 1990 in the principal amount of ONE MILLION, FIFTY-FIVE THOUSAND AND EIGHT HUNDRED AND EIGHTY-SIX DOLLARS ($1,055,886.00) (the Note). The Note represented a debt of Defendant to Plaintiff. The Note contains an attorney's fee provision.

3. The Note was due and payable by its terms November 7, 2003. This date is also known as the maturity date.

4. On the maturity date, the amount due was THREE MILLION, THREE HUNDRED AND FIFTY-ONE THOUSAND, SEVEN HUNDRED AND TWENTY-FOUR DOLLARS ($3,351,724.00) including principal and the accrued unpaid interest from the Note.

5. Defendant was unable and remains unable to repay all or any part of the debt represented by the Note. Defendant does not desire to contest the amount owed or engage in any litigation to defend itself.

6. The amount due as of June 25, 2004 is THREE MILLION, FOUR HUNDRED SIXTY-ONE THOUSAND AND FORTY-EIGHT DOLLARS ($3,461,648.00) and interest will accrue at $482.OO each day after June 25, 2004.

7. Defendants counsel, Robert J. Solis, has advised defendant's Board of Directors to utilize the procedure for confessing judgment.

8.   Defendant therefore confesses a judgment in favor of Plaintiff as follows:

SPORTS ARENAS, INC., a Delaware corporation (Plaintiff) shall have judgment against defendant ANDREW BRADLEY, INC., Nevada corporation for the sum of THREE MILLION, FOUR HUNDRED SIXTY-ONE THOUSAND AND FORTY-EIGHT DOLLARS ($3,461,648.00) plus pre-judgment interest of $482.00 for each day after June 25, 2004 until entry of judgment. Plaintiff may recover its reasonable attorneys fees and court costs for enforcing the judgment after entry. The judgment will bear interest at ten percent (10%) per annum upon entry. I declare under penalty of perjury that the foregoing is true and correct. Executed on June 30, 2004 at San Diego, California.

/S/ HAROLD S. ELKAN
----------------------------------------
Harold S. Elkan
(Executed as Defendant's President)

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(Space below for clerk's endorsement of judgment)

        JUDGMENT IS ENDORSED ON THIS STATEMENT


DATED: _______________       CLERK OF THE SUPERIOR COURT


-----------------------------
By Deputy Clerk

Name: _______________________